Investor Relations:	Media Contact:
Darice Liu	Jon Stone
Universal Display	Kwittken
investor@udcoled.com	media@udcoled.com
609-671-0980 x570	646-747-7161
UNIVERSAL DISPLAY CORPORATION ANNOUNCES
FIRST QUARTER 2015 FINANCIAL RESULTS

EWING, N.J. - May 7, 2015 - Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the first quarter ended March 31, 2015.
For the first quarter of 2015, the Company reported net income of $1.3 million, or $0.03 per diluted share, on revenues of $31.2 million, compared to net income of $4.0 million, or $0.09 per diluted share, on revenues of $37.8 million for the first quarter of 2014.
"During the first quarter, we saw the introduction of new OLED displays, including flagship products from our top customers, which led to higher volumes of our red and green emitters sold, offset by volume pricing discounts. The quarter also reflected the continued downward trend of host sales, consistent with our expectations. As the year progresses, we expect the continued proliferation of OLED adoption in the marketplace to drive revenue growth in the second half of this year," said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. "The broadening of the OLED display product portfolio from flexibles and wearables, including smartwatches, to high-end smartphones, mid-end smartphones, high-end tablets, Full HD and 4K TVs, exemplifies the growing breadth of the OLED display market opportunity. On the lighting front, developmental activity continues to flourish as efficacy rates and lifetimes increase. Broadly speaking, we believe that OLED technology can provide the design freedom for display and lighting makers to dramatically alter the consumer and illumination landscape, and create differentiated, high-performing, energy-efficient, innovative products.”
Financial Highlights for the First Quarter of 2015
The Company reported revenues of $31.2 million, compared to revenues of 37.8 million in the same quarter of 2014. Material sales were $26.8 million, down 5% sequentially and down 24% compared to the first quarter of 2014, primarily due to a decrease in host material volume. Royalty and license fees were $4.4 million, up from $1.8 million in the first quarter of 2014.
No revenue was recognized under the Samsung Display Co., Ltd. (SDC) licensing agreement in the first quarter, as SDC is obligated to make licensing payments in the second and fourth quarters of the year. For 2015, the Company expects to recognize $60 million in SDC licensing revenues for the full year. Royalty revenue was also not recognized under the new LG Display Co. (LGD) licensing and royalty agreement in the first quarter of 2015, as these revenues are recognized one quarter in arrears when the royalty amount is reported to us.
The Company reported operating income of $1.8 million, down from $6.6 million for the first quarter of 2014. Operating expenses were $29.5 million, compared to $31.2 million in the same quarter of 2014. Cost of materials was $8.6 million, compared to $9.9 million in the first quarter of 2014, reflecting the decline in host material sales volume.
The Company’s balance sheet remained strong, with cash and cash equivalents and short-term investments of $328.5 million as of March 31, 2015. During the first quarter, the Company generated $47.0 million in operating cash flow, mainly stemming from the receipt of upfront license fees, prepaid royalties and milestone payments. These resulted in working capital increasing to $367.9 million at the end of the quarter.
2015 Guidance
The Company's 2015 guidance remains unchanged. With the OLED industry still at a stage where many variables can have a material impact on its growth, Universal Display continues to expect its 2015 revenues to be approximately $200 million, with a downside range of approximately 5% and an upside potential of approximately 15%.
Conference Call Information
In conjunction with this release, Universal Display will host a conference call on Thursday, May 7, 2015 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the "events" portion of the Company's website. Those wishing to participate in the live call should dial 1-800-946-0719 (toll-free) or 1-719-325-2197, and reference conference ID 8263329. Please dial in 5-10 minutes prior to the scheduled conference call time.
About Universal Display Corporation
Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 3,500 issued and pending patents worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology, that can enable the development of low power and eco-friendly displays and white lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.
Based in Ewing, New Jersey, with international offices in Ireland, South Korea, Hong Kong, Japan and Taiwan, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc. The Company has also established relationships with companies such as AU Optronics Corporation, BOE Technology, DuPont Displays, Inc., Innolux Corporation, Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Chem Ltd., LG Display Co., Ltd., Lumiotec, Inc., OLEDWorks LLC., Philips Technologie GmbH, Pioneer Corporation, Samsung Display Co., Ltd., Sumitomo Chemical Company, Ltd. and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit www.udcoled.com.
Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.
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All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2014. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$125,189	$45,418
Short-term investments	203,339	243,088
Accounts receivable	18,164	22,075
Inventory	38,967	37,109
Deferred income taxes	18,028	18,459
Other current assets	3,653	4,356
Total current assets	407,340	370,505
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $25,515 and $24,813	20,485	19,922
ACQUIRED TECHNOLOGY, net of accumulated amortization of $46,588 and $43,838	80,264	83,014
INVESTMENTS	4,034	3,047
DEFERRED INCOME TAXES	12,936	12,934
OTHER ASSETS	405	425
TOTAL ASSETS	$525,464	$489,847
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,184	$9,260
Accrued expenses	7,525	14,986
Deferred revenue	25,626	2,466
Other current liabilities	56	111
Total current liabilities	39,391	26,823
DEFERRED REVENUE	25,411	3,366
RETIREMENT PLAN BENEFIT LIABILITY	11,265	10,916
Total liabilities	76,067	41,105

SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 47,379,579 and 47,061,826 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	474	471
Additional paid-in capital	580,282	581,114
Accumulated deficit	(86,991)	(88,305)
Accumulated other comprehensive loss	(4,212)	(4,382)
Treasury stock, at cost (1,357,863 shares at March 31, 2015 and December 31, 2014, respectively)	(40,158)	(40,158)
Total shareholders’ equity	449,397	448,742
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$525,464	$489,847

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
REVENUE:
Material sales	$26,818	$35,327
Royalty and license fees	4,375	1,779
Technology development and support revenue	30	733
Total revenue	31,223	37,839

OPERATING EXPENSES:
Cost of material sales	8,581	9,897
Research and development	9,919	10,156
Selling, general and administrative	6,200	6,430
Patent costs and amortization of acquired technology	3,967	3,972
Royalty and license expense	785	756
Total operating expenses	29,452	31,211
Operating income	1,771	6,628
INTEREST INCOME	173	218
INTEREST EXPENSE	(12)	(17)
INCOME BEFORE INCOME TAXES	1,932	6,829
INCOME TAX EXPENSE	(618)	(2,807)
NET INCOME	$1,314	$4,022

NET INCOME PER COMMON SHARE:
BASIC	$0.03	$0.09
DILUTED	$0.03	$0.09

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	45,785,725	46,177,661
DILUTED	46,214,247	46,651,438

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,314	$4,022
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of deferred revenue	(1,177)	(1,127)
Depreciation	702	501
Amortization of intangibles	2,750	2,750
Amortization of premium and discount on investments, net	(135)	(136)
Stock-based compensation to employees	1,715	1,899
Stock-based compensation to Board of Directors and Scientific Advisory Board	366	203
Deferred income tax benefit	334	1,773
Retirement plan benefit expense	592	419
Decrease (increase) in assets:
Accounts receivable	3,911	(8,851)
Inventories	(1,858)	(3,997)
Other current assets	703	(4,887)
Other assets	20	—
(Decrease) increase in liabilities:
Accounts payable and accrued expenses	(8,584)	(4,598)
Other current liabilities	(55)	1,017
Deferred revenue	46,382	3,692
Net cash provided by (used in) operating activities	46,980	(7,320)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,950)	(917)
Purchases of investments	(51,957)	(127,244)
Proceeds from sale of investments	90,876	102,823
Net cash provided by (used in) investing activities	36,969	(25,338)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	90	86
Proceeds from the exercise of common stock options	702	616
Payment of withholding taxes related to stock-based employee compensation	(4,970)	(2,699)
Net cash used in financing activities	(4,178)	(1,997)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	79,771	(34,655)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	45,418	70,586
CASH AND CASH EQUIVALENTS, END OF PERIOD	$125,189	$35,931